Exhibit 99

2000 Westchester Avenue, Purchase, New York 10577 • (914) 701-8000 FOR IMMEDIATE RELEASE Contacts: Investors –InvestorRelations@atlasair.com Media – CorpCommunications@atlasair.com

Atlas Air Worldwide Reports

Strong First-Quarter 2022 Results and Full-Year Outlook

•	1Q Reported Net Income of $81.5 Million
•	1Q Adjusted Net Income of $88.8 Million
•	1Q Adjusted EBITDA of $202.8 Million
•	$100.0 Million of Share Repurchases

PURCHASE, N.Y., May 5, 2022 – Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW) today announced first-quarter 2022 net income of $81.5 million, or $2.38 per diluted share, compared with $89.9 million, or $3.05 per diluted share, in 2021 (which included $40.9 million, $31.9 million after tax, of CARES Act grant income).

On an adjusted basis, EBITDA totaled $202.8 million in the first quarter of 2022 compared with $181.3 million in the prior-year period. For the three months ended March 31, 2022, adjusted net income totaled $88.8 million, or $2.99 per diluted share, compared with $72.2 million, or $2.45 per diluted share, in 2021.

“We are off to an excellent start in 2022. We delivered strong earnings, despite the pandemic-related operational challenges we continue to navigate,” said Atlas Air Worldwide President and Chief Executive Officer John W. Dietrich. “I would like to thank the entire Atlas team for their ongoing commitment to deliver this great performance.”

He added: “Atlas continues to demonstrate the value of airfreight as a vital component of the global supply chain. We are seeing a sustaining shift in long-term customer demand for Atlas’ dedicated aircraft, and the speed and reliability airfreight provides. During the first quarter, our customers continued to enter and enhance long-term contracts with Atlas for dedicated freighter capacity.

“We are expanding and diversifying our customer base, and increasing flying under long-term contracts with attractive rates and guaranteed levels of flying. To meet customer demand, we are also investing in our world-class fleet by adding four new 747-8F and four new 777 freighter aircraft. All four of our new 747-8Fs have been placed with customers under long-term contracts, and we have strong interest for the new 777Fs as well.”

Mr. Dietrich concluded: “We are very well positioned for the years ahead. We have significantly strengthened our balance sheet and have a healthy cash balance. This provides us the financial flexibility to opportunistically deploy capital, including investing in our business and returning capital to shareholders.”

First-Quarter Results

Revenue grew to $1.0 billion in the first quarter of 2022 compared with $861.3 million in the prior-year quarter. Volumes in the first quarter of 2022 totaled 82,626 block hours compared with 88,523 in the first quarter of 2021.

For the three months ended March 31, 2022, our reported net income totaled $81.5 million, or $2.38 per diluted share, compared with net income of $89.9 million, or $3.05 per diluted share, in the first quarter of 2021 (which included $40.9 million, $31.9 million after tax, of CARES Act grant income).

On an adjusted basis, EBITDA was $202.8 million in the first quarter this year compared with $181.3 million in the first quarter of 2021. Adjusted net income in the first quarter of 2022 totaled $88.8 million, or $2.99 per diluted share, compared with $72.2 million, or $2.45 per diluted share, in the prior-year period.

Reported earnings also included an effective income tax rate of 22.8%. On an adjusted basis, our results reflected an effective income tax rate of 22.3%.

Higher Airline Operations revenue primarily reflected an increase in the average rate per block hour, partially offset by a reduction in block hours. The higher average rate per block hour was primarily due to higher yields (net of fuel), including the impact of new and extended long-term contracts, as well as higher fuel prices. Block-hour volumes reflected a reduction in less profitable smaller gauge CMI service flying as well as operational disruptions due to the spike in Omicron cases globally.

Higher Airline Operations segment contribution in the first quarter of 2022 was primarily driven by higher yields (net of fuel), including the impact of new and extended long-term contracts. These improvements were partially offset by increased pilot costs related to our new collective bargaining agreement (CBA) and higher premium pay for pilots operating in certain areas significantly impacted by COVID-19.

In Dry Leasing, segment revenue and contribution increased from the prior-year period primarily due to $5.0 million of revenue received from maintenance payments related to the scheduled return of an aircraft, which was subsequently sold during the quarter. Dry Leasing contribution also benefited from lower interest expense related to the scheduled repayment of debt.

Unallocated income and expenses, net, increased during the quarter, primarily due to $40.9 million in CARES Act grant income recognized in 2021 (which was excluded from our adjusted results).

Share Repurchases

As previously announced in February 2022, our Board of Directors approved a share repurchase program authorizing up to $200.0 million of our common stock, which we began by entering into a $100.0 million accelerated share repurchase program (ASR). In total, we repurchased 1,234,144 shares under the ASR, which was completed in April.

Additional purchases may be made at our discretion in the form of open market repurchase programs, ASRs, privately negotiated transactions, or a combination of these methods.

Fleet

As previously disclosed, we are purchasing five of our existing 747-400Fs at the end of their leases during the course of this year, one of which was acquired in March. We expect to complete the remaining four aircraft acquisitions between May and December 2022.

Acquiring these widebody freighters underscores our confidence in the demand for international airfreight capacity, particularly in express, e-Commerce and fast-growing global markets. Keeping these aircraft in our fleet ensures continuity of capacity for our customers, which will drive strong returns for Atlas in the years ahead.

Cash

At March 31, 2022, our cash, including cash equivalents and restricted cash, totaled $740.9 million compared with $921.0 million at December 31, 2021.

The change in position resulted from cash used for investing and financing activities, including $115.0 million for pre-delivery payments for our new aircraft and $100.0 million for our ASR, partially offset by cash provided by operating activities.

Net cash used for investing activities during the first quarter of 2022 primarily related to payments for flight equipment and modifications, including aircraft pre-delivery payments, as well as capital expenditures and spare engines.

Net cash used for financing activities during the period primarily related to payments on debt obligations and the ASR.

2022 Outlook*

For the second quarter of 2022, we expect revenue to exceed $1.1 billion from flying more than 85,000 block hours. We also anticipate adjusted EBITDA of approximately $215.0 million, and adjusted net income to grow by a high-single-digit percentage compared with adjusted net income of $88.8 million in the first quarter of 2022.

For the full year, we expect to fly more than 350,000 block hours, with revenue of approximately $4.6 billion, and adjusted EBITDA of about $1.0 billion. In addition, we anticipate adjusted net income in the second half of 2022 to improve approximately 60% compared with adjusted net income in the first half of this year.

We expect aircraft maintenance expense in 2022 to be similar to 2021, and depreciation and amortization to total about $300 million. In addition, core capital expenditures, which exclude aircraft and engine purchases, are projected to total approximately $135 to $145 million, mainly for parts and components for our fleet.

We also expect our full-year 2022 adjusted effective tax rate will be approximately 23.0%.

This outlook includes the contribution from numerous new or enhanced long-term customer contracts, as well as higher pilot costs from our new CBA. We also expect second-quarter results to continue to be impacted by premium pay for pilots operating in certain locations significantly impacted by COVID-19.

Other than with regard to revenue, we provide guidance on an adjusted basis because we are unable to predict with reasonable certainty and without unreasonable effort the effects on future gains and losses on asset sales, special charges and other unanticipated items that could be material to our reported results.*

Conference Call

As previously announced, management will host a conference call to discuss Atlas Air Worldwide’s first-quarter 2022 financial and operating results at 11:00 a.m. Eastern Time on Thursday, May 5, 2022.

Interested parties may listen to the call live at Atlas Air Worldwide’s Investor site or at https://edge.media-server.com/mmc/p/w2te9jpb.

For those unable to listen to the live call, a replay will be archived on the Investor site following the call. A replay will also be available through May 12 by dialing (855) 859-2056 (U.S. Toll Free) or (404) 537-3406 (from outside the U.S.) and using Access Code 3594535#.

About Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with U.S. GAAP, we present certain non-GAAP financial measures to assist in the evaluation of our business performance. These non-GAAP measures include Adjusted EBITDA; Adjusted net income; Adjusted Diluted EPS; Adjusted effective tax rate; and Free Cash Flow, which exclude certain noncash income and expenses, and items impacting year-over-year comparisons of our results. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for Net income; Diluted EPS; Effective tax rate; and Net Cash Provided by Operating Activities, which are the most directly comparable measures of performance prepared in accordance with U.S. GAAP, respectively.

Our management uses these non-GAAP financial measures in assessing the performance of the company’s ongoing operations and in planning and forecasting future periods. We believe that these adjusted measures, when considered together with the corresponding U.S. GAAP financial measures and the reconciliations to those measures, provide meaningful supplemental information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance. For example:

•	Adjusted EBITDA; Adjusted net income; and Adjusted Diluted EPS provide a more comparable basis to analyze operating results and earnings and are measures commonly used by shareholders to measure our performance. In addition, management’s incentive compensation is determined, in part, by using Adjusted EBITDA and Adjusted net income.

•	Adjusted effective tax rate provides insight into the tax effects of our ongoing business operations.

•	Free Cash Flow helps investors assess our ability, over the long term, to create value for our shareholders as it represents cash available to execute our capital allocation strategy.

*Other than with regard to revenue, we provide guidance only on an adjusted basis and are unable to provide forward-looking guidance on a U.S. GAAP basis or a reconciliation to the most directly comparable U.S. GAAP measures because we are unable to predict with reasonable certainty and without unreasonable effort, the ultimate outcome of certain significant items, including future gains and losses on asset sales, special charges and other unanticipated items. These items are uncertain, depend on various factors, and could have a material impact on our U.S. GAAP results.

About Atlas Air Worldwide:

Atlas Air Worldwide is a leading global provider of outsourced aircraft and aviation operating services. It is the parent company of Atlas Air, Inc. and Titan Aviation Holdings, Inc., and is the majority shareholder of Polar Air Cargo Worldwide, Inc. Our companies operate the world’s largest fleet of 747 freighter aircraft and provide customers the broadest array of Boeing 747, 777, 767 and 737 aircraft for domestic, regional and international cargo and passenger operations.

Atlas Air Worldwide’s press releases, SEC filings and other information may be accessed through the company’s home page, www.atlasairworldwide.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Atlas Air Worldwide’s current views with respect to certain current and future events and financial performance. Those statements are based on management’s beliefs, plans, expectations and assumptions, and on information currently available to management. Generally, the words “will,” “may,” “should,” “could,” “would,” “expect,” “anticipate,” “intend,” “plan,” “continue,” “believe,” “seek,” “project,” “estimate,” and similar expressions used in this release that do not relate to historical facts are intended to identify forward-looking statements.

Such forward-looking statements speak only as of the date of this release. They are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of Atlas Air Worldwide and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: our ability to effectively operate the network service contemplated by our agreements with Amazon; the possibility that Amazon may terminate its agreements with the companies; the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives, pilots and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; changes in U.S. and non-U.S. government trade and tax policies; economic conditions; the impact of geographical events or health epidemics such as the COVID-19 pandemic; the impact of COVID-19 vaccine mandates; our compliance with the requirements and restrictions under the Payroll Support Program; the effects of any hostilities or act of war or any terrorist attack; significant data breach or disruption of our information technology systems; labor costs and relations, work stoppages and service slowdowns; financing costs; the cost and availability of war risk insurance; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; geopolitical events; weather conditions; natural disasters; government legislation and regulation; border restrictions; consumer perceptions of the companies’ products and services; anticipated and future litigation; and other risks and uncertainties set forth from time to time in Atlas Air Worldwide’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q filed by Atlas Air Worldwide with the Securities and Exchange Commission. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, Atlas Air Worldwide is not providing guidance or estimates regarding its anticipated business and financial performance for 2022 or thereafter.

Atlas Air Worldwide assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law and expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

* * *

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31, 2022	March 31, 2021
Operating Revenue	$1,037,156	$861,300

Operating Expenses
Salaries, wages and benefits	298,019	202,614
Aircraft fuel	244,337	163,551
Maintenance, materials and repairs	118,899	121,133
Depreciation and amortization	72,202	67,789
Travel	42,768	37,672
Navigation fees, landing fees and other rent	39,354	44,887
Passenger and ground handling services	34,936	40,065
Aircraft rent	12,995	20,756
Loss (gain) on disposal of flight equipment	(6,240)	16
Special charge	2,633	-
Transaction-related expenses	-	201
Other	55,857	58,412
Total Operating Expenses	915,760	757,096

Operating Income	121,396	104,204

Non-operating Expenses (Income)
Interest income	(240)	(211)
Interest expense	20,423	27,180
Capitalized interest	(3,764)	(1,271)
Unrealized loss on financial instruments	-	113
Other (income) expense, net	(618)	(39,456)
Total Non-operating Expenses (Income)	15,801	(13,645)

Income before income taxes	105,595	117,849
Income tax expense	24,084	27,916

Net Income	$81,511	$89,933
Earnings per share:
Basic	$2.82	$3.16

Diluted	$2.38	$3.05

Weighted average shares:
Basic	28,854	28,491

Diluted	34,690	29,478

Atlas Air Worldwide Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share data)

(Unaudited)

	March 31, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$730,349	$910,965
Restricted cash	10,554	10,052
Accounts receivable, net of allowance of $4,178 and $4,003, respectively	297,264	305,905
Prepaid expenses, assets held for sale and other current assets	93,910	99,100
Total current assets	1,132,077	1,326,022
Property and Equipment
Flight equipment	5,507,628	5,449,100
Ground equipment	103,498	101,824
Less: accumulated depreciation	(1,360,736)	(1,319,636)
Flight equipment purchase deposits and modifications in progress	438,308	352,422
Property and equipment, net	4,688,698	4,583,710
Other Assets
Operating lease right-of-use assets	130,748	138,744
Deferred costs and other assets	317,993	329,971
Intangible assets, net and goodwill	63,289	64,796
Total Assets	$6,332,805	$6,443,243

Liabilities and Equity
Current Liabilities
Accounts payable	$122,751	$82,885
Accrued liabilities	615,134	641,978
Current portion of long-term debt and finance leases	607,999	639,811
Current portion of long-term operating leases	55,587	55,383
Total current liabilities	1,401,471	1,420,057
Other Liabilities
Long-term debt and finance leases	1,615,305	1,655,075
Long-term operating leases	152,150	166,022
Deferred taxes	371,518	354,798
Financial instruments and other liabilities	31,031	37,954
Total other liabilities	2,170,004	2,213,849
Commitments and contingencies
Equity
Stockholders’ Equity
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued	-	-
Common stock, $0.01 par value; 100,000,000 shares authorized; 35,071,410 and 34,707,860 shares issued, 28,363,266 and 29,215,702 shares outstanding (net of treasury stock), as of March 31, 2022 and December 31, 2021, respectively	351	347
Additional paid-in capital	828,391	934,516
Treasury stock, at cost; 6,708,144 and 5,492,158 shares, respectively	(317,480)	(225,461)
Accumulated other comprehensive loss	(433)	(511)
Retained earnings	2,250,501	2,100,446
Total stockholders’ equity	2,761,330	2,809,337
Total Liabilities and Equity	$6,332,805	$6,443,243

1 Balance sheet debt at March 31, 2022 totaled $2,223.3 million, including the impact of debt issuance costs of $20.7 million, compared with $2,294.9 million, including the impact of $31.5 million of unamortized discount and debt issuance costs of $22.7 million at December 31, 2021.

2 The face value of our debt and finance leases at March 31, 2022 totaled $2,244.0 million, compared with $2,349.1 million on December 31, 2021.

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2022	March 31, 2021
Operating Activities:
Net Income	$81,511	$89,933

Adjustments to reconcile Net Income to net cash provided by operating activities:
Depreciation and amortization	85,257	86,172
Provision for (reversal of) expected credit losses	(15)	(397)
Special charge	2,633	-
Unrealized loss on financial instruments	-	113
Loss (gain) on disposal of flight equipment	(6,240)	16
Deferred taxes	23,682	27,839
Stock-based compensation	2,195	4,060
Changes in:
Accounts receivable	9,960	(22,745)
Prepaid expenses, current assets and other assets	(3,619)	(7,500)
Accounts payable, accrued liabilities and other liabilities	12,475	(89,366)
Net cash provided by operating activities	207,839	88,125
Investing Activities:
Capital expenditures	(29,895)	(26,662)
Purchase deposits and payments for flight equipment and modifications	(154,420)	(126,807)
Investment in joint ventures	(783)	(1,608)
Proceeds from disposal of flight equipment	13,500	1,850
Net cash used for investing activities	(171,598)	(153,227)
Financing Activities:
Proceeds from debt issuance	-	16,161
Payment of debt issuance costs	(81)	(900)
Payments of debt and finance lease obligations	(108,466)	(77,953)
Prepayment of accelerated share repurchase	(20,034)	-
Purchase of treasury stock	(79,966)	-
Customer maintenance reserves and deposits received	4,245	5,152
Customer maintenance reserves paid	-	(12,265)
Treasury shares withheld for payment of taxes	(12,053)	(7,350)
Net cash used for financing activities	(216,355)	(77,155)
Net decrease in cash, cash equivalents and restricted cash	(180,114)	(142,257)
Cash, cash equivalents and restricted cash at the beginning of period	921,017	856,281
Cash, cash equivalents and restricted cash at the end of period	$740,903	$714,024

Noncash Investing and Financing Activities:

Acquisition of property and equipment included in Accounts payable and accrued liabilities	$3,146	$24,938
Acquisition of property and equipment acquired under operating leases	$104	$4,015
Acquisition of flight equipment under finance leases	$3,108	$20,171
Issuance of shares related to settlement of warrant liability	$-	$31,582

Atlas Air Worldwide Holdings, Inc.
Direct Contribution
(in thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2022	March 31, 2021
Operating Revenue:
Airline Operations	$995,355	$826,240
Dry Leasing	46,170	40,364
Customer incentive asset amortization	(10,051)	(10,481)
Other	5,682	5,177
Total Operating Revenue	$1,037,156	$861,300

Direct Contribution:
Airline Operations	$185,818	$169,150
Dry Leasing	16,909	10,564
Total Direct Contribution for Reportable Segments	202,727	179,714

Unallocated income and (expenses), net	(100,739)	(61,535)
Unrealized (loss) on financial instruments	-	(113)
Special charge	(2,633)	-
Transaction-related expenses	-	(201)
Loss (gain) on disposal of flight equipment	6,240	(16)
Income before income taxes	105,595	117,849

Add back (subtract):
Interest income	(240)	(211)
Interest expense	20,423	27,180
Capitalized interest	(3,764)	(1,271)
Unrealized loss on financial instruments	-	113
Other (income) expense, net	(618)	(39,456)
Operating Income	$121,396	$104,204

Atlas Air Worldwide uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct operating and ownership costs. Atlas Air Worldwide currently has the following reportable segments: Airline Operations and Dry Leasing.

Direct Contribution consists of income (loss) before taxes, excluding loss on early extinguishment of debt, unrealized loss on financial instruments, special charge, transaction-related expenses, loss (gain) on disposal of flight equipment, nonrecurring items, and unallocated expenses and (income), net.

Direct operating and ownership costs include crew costs, maintenance, fuel, ground operations, sales costs, aircraft rent, interest expense on the portion of debt used for financing aircraft, interest income on debt securities, and aircraft depreciation.

Unallocated expenses and (income), net include corporate overhead, nonaircraft depreciation, noncash expenses and income, interest expense on the portion of debt used for general corporate purposes, interest income on nondebt securities, capitalized interest, foreign exchange gains and losses, other revenue, other nonoperating costs and CARES Act grant income.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31, 2022	March 31, 2021	Percent Change
Net Income	$81,511	$89,933	(9.4)%
Impact from:
CARES Act grant income[1]	-	(40,944)
Customer incentive asset amortization	10,051	10,481
Adjustments to CBA paid time-off benefits[2]	2,154	-
Special charge[3]	2,633	-
Noncash expenses and income, net[4]	-	4,672
Unrealized loss on financial instruments	-	113
Other, net[5]	(6,240)	329
Income tax effect of reconciling items	(1,329)	7,631
Adjusted Net Income	$88,780	$72,215	22.9%

Weighted average diluted shares outstanding	34,690	29,478
Less: effect of convertible notes hedges6	(5,031)	-
Adjusted weighted average diluted shares outstanding	29,659	29,478
Adjusted Diluted EPS	$2.99	$2.45	22.0%

	For the Three Months Ended
	March 31, 2022	March 31, 2021	Percent Change
Income before income taxes	$105,595	$117,849	(10.4)%
Impact from:
CARES Act grant income[1]	-	(40,944)
Customer incentive asset amortization	10,051	10,481
Adjustments to CBA paid time-off benefits[2]	2,154	-
Special charge[3]	2,633	-
Noncash expenses and income, net[4]	-	4,672
Unrealized loss on financial instruments	-	113
Other, net[5]	(6,240)	329
Adjusted income before income taxes	114,193	92,500	23.5%
Interest (income) expense, net	16,419	21,026
Other (income) expense, net	(618)	1,488
Adjusted operating income	$129,994	$115,014	13.0%

Income tax expense	$24,084	$27,916
Income tax effect of reconciling items	(1,329)	7,631
Adjusted income tax expense	25,413	20,285

Adjusted income before income taxes	$114,193	$92,500
Effective tax expense rate	22.8%	23.7%
Adjusted effective tax expense rate	22.3%	21.9%

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31, 2022	March 31, 2021	Percent Change
Net Income	$81,511	$89,933	(9.4)%
Interest expense, net	16,419	25,698
Depreciation and amortization	72,202	67,789
Income tax expense	24,084	27,916
EBITDA	194,216	211,336
CARES Act grant income[1]	-	(40,944)
Customer incentive asset amortization	10,051	10,481
Adjustments to CBA paid time-off benefits[2]	2,154	-
Special charge[3]	2,633	-
Unrealized loss on financial instruments	-	113
Other, net[5]	(6,240)	329
Adjusted EBITDA	$202,814	$181,315	11.9%

1 CARES Act grant income in 2021 related to income associated with the Payroll Support Program.

2 Adjustments to CBA paid time-off benefits in 2022 are related to our new CBA.

3 Special charge in 2022 represented a charge related to two CF6-80 engines Dry Leased to a customer.

4 Noncash expenses and income, net in 2021 primarily related to amortization of debt discount on the convertible notes.

5 Other, net in 2022 primarily related to a gain on the sale of six spare CF6-80 engines previously held for sale. Other, net in 2021 primarily related to costs associated with our acquisition of an airline and leadership transition costs.

6 Represents the economic benefit from our convertible notes hedges in offsetting dilution from our convertible notes as we concluded in no event would economic dilution result from conversion of each of the convertible notes when our stock price is below the exercise price of the respective convertible note warrants.

	For the Three Months Ended
	March 31, 2022	March 31, 2021
Net Cash Provided by Operating Activities	$207,839	$88,125
Less:
Capital expenditures	29,895	26,662
Capitalized interest	3,764	1,271
Free Cash Flow[1]	$174,180	$60,192

1 Free Cash Flow = Net Cash from Operations minus Core Capital Expenditures and Capitalized Interest.

Core Capital Expenditures excludes purchases of aircraft.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended		Increase/
	March 31, 2022	March 31, 2021	(Decrease)
Block Hours
Airline Operations
Cargo	78,425	83,110	(4,685)
Passenger	3,306	3,648	(342)
Other	895	1,765	(870)
Total Block Hours	82,626	88,523	(5,897)

Revenue Per Block Hour
Airline Operations	$12,178	$9,524	$2,654
Cargo	$11,891	$9,127	$2,764
Passenger	$18,991	$18,563	$428

Average Utilization (block hours per day)
Airline Operations
Cargo	10.2	10.1	0.1
Passenger	3.6	3.9	(0.3)
All Operating Aircraft[1]	9.6	9.7	(0.1)

Fuel
Charter
Average fuel cost per gallon	$2.74	$1.71	$1.03
Fuel gallons consumed (000s)	89,199	95,586	(6,387)

1 Average of All Operating Aircraft excludes Dry Leasing aircraft, which do not contribute to block-hour volumes.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended		Increase/
	March 31, 2022	March 31, 2021	(Decrease)
Segment Operating Fleet (average aircraft equivalents during the period)
Airline Operations[1]
747-8F Cargo	10.0	10.0	-
747-400 Cargo	34.5	33.6	0.9
747-400 Dreamlifter	0.3	1.2	(0.9)
747-400 Passenger	4.9	4.9	-
777-200 Cargo	9.0	9.0	-
767-300 Cargo	24.0	24.0	-
767-300 Passenger	5.3	5.0	0.3
767-200 Cargo	-	5.6	(5.6)
767-200 Passenger	-	0.6	(0.6)
737-800 Cargo	8.0	8.0	-
Total	96.0	101.9	(5.9)
Dry Leasing
777-200 Cargo	7.0	7.0	-
767-300 Cargo	21.0	21.0	-
737-300 Cargo	-	1.0	(1.0)
Total	28.0	29.0	(1.0)
Less: Aircraft Dry Leased to CMI customers	(21.0)	(21.0)	-
Total Operating Average Aircraft Equivalents	103.0	109.9	(6.9)

1 Airline Operations average fleet excludes spare aircraft provided by CMI customers.